Exhibit 99.1

scPharmaceuticals Inc. Provides Regulatory Update on FUROSCIX®

BURLINGTON, Mass., May 31, 2018 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care and reduce healthcare costs, today announced that, on May 30, 2018, the Company received a letter from the U.S. Food and Drug Administration (FDA) as part of the FDA’s ongoing review of the Company’s New Drug Application (NDA) for FUROSCIX® Infusor (furosemide) 80 mg/10mL, drug-device combination product. The letter states that the FDA has identified deficiencies that preclude discussion of labeling and postmarketing requirements/commitments at this time. The letter further states that the notification does not reflect a final decision on the information under review.

The FDA’s letter does not specify the deficiencies identified as part of its ongoing review. The Company intends to work with the FDA to understand the nature of the deficiencies once identified and resolve them as quickly as possible.

In a prior FDA communication on September 14, 2017, the FDA had set a target action date under the Prescription Drug User Fee Act (PDUFA) of June 23, 2018 to complete its review of the NDA.

About scPharmaceuticals

scPharmaceuticals is a clinical-stage pharmaceutical company focused on developing and commercializing products that reduce healthcare costs and improve health outcomes. The Company develops products for the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit scPharmaceuticals.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the timing of the FDA’s approval of the NDA, the Company’s expectations with regard to its discussions with the FDA, plans, and expectations as to the PDUFA date are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, without limitation, any deficiencies the FDA may identify with respect to Furoscix and whether the Company will be able to address the issues that may relate to those deficiencies, the receipt of regulatory approval for Furoscix and the Company’s other product candidates, the Company’s ability to market and sell its product candidates, if approved, the Company’s ability to successfully compete in the market for treatment of heart failure, the Company’s ability to manufacture Furoscix or any of its other product candidates, and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent public filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Troy Ignelzi, CFO, scPharmaceuticals Inc.

781-301-7216

tignelzi@scpharma.com

Christopher F. Brinzey, Westwicke Partners

339-970-2843

chris.brinzey@westwicke.com